Exhibit 99.1

Transgenomic Inc. Reports Second Quarter and Year-to-Date 2004 Results

                     Continued Sequential Revenue Growth

    OMAHA, Neb., Aug. 12 /PRNewswire-FirstCall/ -- Transgenomic Inc.
(Nasdaq: TBIO) today announced financial results for the three- and six-month periods ended June 30, 2004.

    Second Quarter 2004

    Second quarter revenues increased on a sequential basis to $9.0 million from $8.6 million in the first quarter of 2004, in line with guidance. On a year-over-year basis, second quarter revenues represented a 6% increase over second quarter 2003 revenues of $8.5 million.

    Gross profit margin was 35% in the second quarter of 2004 representing the third consecutive quarter of sequential improvement; this compares to 33% in the prior quarter. Gross margin continues to be negatively impacted by manufacturing expenses at our Boulder, Colo., facility. In the second quarter, this operation generated $711,000 in revenues with associated cost of sales of $1.6 million.

    The net loss for the quarter, which included non-cash impairment charges of $12.0 million related to the Company's Nucleic Acids Operating Segment, was $15.1 million, representing a loss of $0.52 per share. This compares to a net loss of $3.9 million, or $0.13 per share, in the first quarter of 2004, which included a non-cash finance charge of $503,000. Net loss for the current quarter compares to a net loss of $4.7 million, or $0.20 per share, in the second quarter of 2003, which included a restructuring charge of $474,000.

    Six Months Ended June 30, 2004

    For the six months ended June 30, 2004, revenues were $17.6 million compared to $18.0 million in 2003, a decrease of 2%. Net loss for the same period was $19.0 million, including non-cash charges of $12.5 million, representing a loss of $0.66 per share, as compared to a net loss of $8.3 million, or $0.35 per share, which included restructuring charges of approximately $700,000, in 2003.

    Non-Cash Impairment of the Nucleic Acids Operating Segment

    Toward the end of the first quarter of 2004, the Company's Board of Directors directed management to explore strategic alternatives for the Nucleic Acids Operating Segment. The ongoing process has included significant due diligence by management, its advisors, prospective independent buyers and other interested parties. Based upon information obtained during the second quarter of 2004, management determined that the assets of the Nucleic Acids Operating Segment were impaired. Accordingly, the Company engaged an external valuation firm to assist with the completion of a mid-year impairment test.
As a result, the second quarter results included a non-cash charge of $12.0 million, which consisted of $9.9 million related to the impairment of goodwill and $2.1 million related to the impairment of other tangible assets.

    Comment and Outlook

    CEO Collin D'Silva commented, "Our core BioSystems business continues to show signs of increasing strength, with revenue from this segment sequentially increasing for the third consecutive quarter. Our installed base of WAVE(R) Systems continues to expand, and second quarter consumables growth represented a 17% increase over the comparable quarter of 2003." D'Silva continued, "We believe several factors will contribute to the strengthening of our BioSystems Business Unit. We continue to work diligently to expand instrument and consumables sales through expansion of our product offerings. We have also recently launched a new version of our WAVE platform, the WAVE MD Model 4000, which we believe will aid in expansion of our installed base and entry into new market segments."

    Earnings Call

    The Company will host a live broadcast of its second quarter 2004 financial results via conference call over the Internet on Thursday, August 12, at 5 p.m. Eastern time. To listen to the Webcast, investors should log on to http://phx.corporate-ir.net/playerlink.zhtml?c=120897&s=wm&e=923785 and follow the instructions listed. A link to this site will also be located on the Company's Investor Relations' Shareholder Information Web page at http://www.transgenomic.com/default.asp?pgid=31&cyid=1. An archived recording of the conference call will be available and can be accessed via the web using the same links listed above for 14 days after the call. Investors can also listen to a replay via telephone from 8 p.m. ET on August 10 through August 24, 2004, midnight ET. Simply dial 800-839-4013 or 402-220-2982 from any telephone.

    About Transgenomic

    Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's BioSystems segment offers its WAVE Systems(R) and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been over one thousand systems installed in over 30 countries around the world. In addition, the BioSystems segment offers WAVE-based biomarker discovery and validation services in support of translational research, pre-clinical and clinical studies.

    Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics, as well as a comprehensive menu of services, including nucleic acid chemistry R&D, process development, analytical methods development, cGMP oligonucleotide manufacturing, quality control and regulatory support.

    For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

    Forward-Looking Statement

    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

                              TRANSGENOMIC INC.
                          SUMMARY FINANCIAL RESULTS
                   (In thousands, except per share amounts)

                           STATEMENTS OF OPERATIONS

                Three Months   Three Months     Six Months     Six Months
              Ended June 30, Ended June 30, Ended June 30, Ended June 30,
                        2004           2003           2004           2003
    Net Sales         $9,011         $8,481        $17,640        $17,986
    Cost of Sales      5,858          5,925         11,627         11,739
    Gross Margin       3,153          2,556          6,013          6,247

    Operating
     Expenses:
      Selling,
       General and
        Administrative 4,268          4,265          8,513          8,908
      Research and
       Development     1,672          2,362          3,601          4,688
      Goodwill
       impairment
       charge          9,864             --          9,864             --
      Asset
       impairment
       charge          2,100             --          2,100             --
      Restructuring
       Charge             --            474             --            738

    Operating Loss   (14,751)        (4,545)       (18,065)        (8,087)

    Other Income/
     (Expenses)         (379)          (115)        (1,022)          (156)
    Loss Before
     Income Taxes    (15,130)        (4,660)       (19,087)        (8,243)
    Income Tax
     Expense
     (Benefit)             2             10            (95)            24
    Net Loss        $(15,132)       $(4,670)      $(18,992)       $(8,267)

    Shares Used
     in Computing
     Net Loss
     Per Share
      Basic and
       Diluted        29,053         23,540         28,887         23,529
      Basic and
       Diluted Net
       Loss Per
       Share          $(0.52)        $(0.20)        $(0.66)        $(0.35)

                              TRANSGENOMIC INC.
                          SUMMARY FINANCIAL POSITION
                                (In thousands)

                                BALANCE SHEETS

                                                    June 30,   December 31,
                                                        2004           2003
    Cash, Cash Equivalents and Short-term
     Investments                                      $2,061         $1,241
    Other Current Assets                              24,394         23,137
    Current Assets                                    26,455         24,378

    Net Property and Equipment                        15,859         18,704
    Other Assets                                       3,994         14,224
    Total Assets                                     $46,308        $57,306

    Current Liabilities                              $15,350        $12,248
    Long-term Debt                                     1,862             --
    Stockholders Equity                               29,096         45,058

    Total Liabilities and Stockholders' Equity       $46,308        $57,306

SOURCE  Transgenomic Inc.
    -0-                             08/12/2004
    /CONTACT: Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com, or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com, both of Transgenomic Inc./
    /Web site:  http://www.transgenomic.com /
    (TBIO)

CO:  Transgenomic Inc.
ST:  Nebraska
IN:  HEA MTC BIO
SU:  ERN ERP CCA